Exhibit 99.4

July 17, 2007

Dear Fellow Pogo Employees:

Today we are announcing a monumental development for Pogo Producing Company. We have entered into an agreement with Plains Exploration and Production Company under which they will acquire all of the outstanding shares of Pogo for cash and stock worth $60 per share. A press release that Plains issued today announced this agreement.

Plains Exploration and Production Company is located in Houston, Texas and is an independent oil and gas company primarily engaged in the upstream activities of acquiring, developing, exploiting, exploring and producing oil and gas in its core areas of operation: onshore and offshore California, Colorado and in the Gulf of Mexico.

We are pleased with this transaction, and the value it will deliver to Pogo’s shareholders and the opportunities we believe it can provide for you, Pogo’s employees. Over the past couple of years, Pogo has made significant process in upgrading its properties by focusing on high-quality assets, optimizing our resources and improving our operations. By combining with Plains, we will join the strengths of both organizations and further build on the solid foundation we have worked hard to establish.

The transaction is expected to close by the end of this year. The Boards of Directors of Pogo and Plains have each unanimously approved the transaction. The transaction is subject to regulatory approvals and other customary conditions, as well as shareholders’ approval of both Pogo and Plains. Until the transaction closes, Pogo and Plains will remain separate companies, and it is important for us to remember that it will be “business as usual.”

In anticipation of the many employment and benefits related questions that we expect you to have, employee meetings will be scheduled in the next couple of weeks.

This transaction may receive media attention and it is important that, as a company, we speak with one voice. If you receive media inquiries regarding the transaction, please forward them to Clay Jeansonne, VP-Investor Relations, at (713) 297-5155.

On behalf of our Board of Directors and management team, I want to thank you for your tremendous efforts and unwavering dedication and loyalty to Pogo. I am extremely proud of each of you and what we have accomplished together. I feel sure that the combination of Pogo and Plains will achieve great things in the future.

Very truly yours,

/s/ Paul G. Van Wagenen
Paul G. Van Wagenen
Chairman, President and CEO